Five-Year Summary of Selected Financial Data

(In thousands, except per-share data)	1998	1997	1996	1995	1994
Net sales	$1,704,210	$1,277,241	$923,406	$679,058	$524,669

Gross profit	$999,244	$759,358	$532,409	$375,491	$280,822

Earnings before income taxes	$584,757	$416,827	$190,264	$175,475	$104,213

Net earnings	$396,120	$275,302	$127,547	$123,196	$76,190

Earnings per share	$1.00	$0.71	$0.33	$0.33	$0.21
Earnings per share, assuming dilution	$0.98	$0.69	$0.33	$0.32	$0.20

Stockholders' equity	$1,397,613	$991,867	$628,487	$453,681	$303,181

Total assets	$1,645,125	$1,248,942	$786,271	$580,667	$407,345

Net working capital	$1,048,984	$684,801	$374,604	$283,799	$148,011

Long-term debt	$3,349	$3,087	$2,850	$3,850	$4,850

No cash dividends per common share were paid. Per-share amounts are restated to reflect stock splits in 1999, 1996, 1995, and 1994.

MANAGEMENTS DISCUSSION AND ANALYSIS

Results of Operations, 1998 vs. 1997

Sales recorded during 1998 increased 33.4 percent to $1,704,210,000 from 1997's then-record sales of $1,277,241,000. Significant sales growth during 1998 was realized worldwide. Sales within the United States grew by 38.3 percent, primarily as the result of the continued strong sales of the TITAN® 5500/5500S digital cross-connect system. Sales outside the United States grew by 24.5 percent, driven by the MartisDXX™ managed access and transport system and digital echo cancellers.

Digital cross-connect sales for 1998 totaled $949,057,000, up from 1997 sales of $692,507,000. Sales of the TITAN 5500/5500S systems continued to lead this product group, growing 38.2 percent from 1997 sales levels. The balance of this product group, consisting of the narrowband members of the TITAN family, experienced sales of approximately $96,000,000 during 1998, up 27.8 percent from 1997 sales, making it a more significant contributor to the digital cross-connect product group. The increased sales of the other members of the TITAN family were attributable to the demand from a growing base of emerging telecommunications service providers requiring such systems.

Sales of managed digital networks products during 1998 were $415,665,000, an increase of 29.1 percent from 1997 sales. MartisDXX system sales in 1998 made up 97.2 percent of the sales of this group. One significant driver in the growth of MartisDXX system sales in 1998 was a focus on sales to countries with emerging telecommunications infrastructures. In line with the Company's expectations, the more mature products in this group, such as the CROSSNET® data multiplexer and 33X packet switch products, continued their decline in sales over the previous year.

Sales of network access products in 1998 increased $40,480,000, to $231,326,000. The increase was mostly attributable to sales of echo cancellers. Also contributing to this increase were sales of the CABLESPAN® 2300 universal telephony distribution system of $23,862,000 in 1998, a 53.3 percent increase over 1997 sales levels.

During 1998, customer service revenue became a more significant source of the Company's sales than in the past. Customer service revenues resulted primarily from activities involving the installation and testing of large systems, generally the TITAN family of products. Revenues during 1998 were $75,404,000, an increase of 122 percent over 1997 revenues of $34,013,000.

Net earnings for 1998 were a record $396,120,000, up 43.9 percent from 1997 earnings of $275,302,000. The 1998 earnings included a pre-tax gain on the sale of stock held as an investment and the settlement of related hedge contracts of $73,374,000, a pre-tax charge for impaired assets at the Company's Wireless Systems Division of $24,793,000, and a pre-tax charge of $12,991,000 for costs related to the Coherent merger and the unsuccessful merger attempt with CIENA Corporation. Net earnings for 1997 included a pre-tax gain on the sale of stock held as an investment in the amount of $20,803,000. Excluding the effects of these items, net earnings for the year increased $110,650,000, primarily as the result of the record sales. Diluted earnings per share were $0.98 in 1998 ($0.92 excluding the effect of the stock sale, the asset impairment charge, and the merger costs), compared with $0.69 in 1997 ($0.66 excluding the effect of the stock sale).

Fourth-quarter sales in 1998 were a record $521,333,000, an increase of 39.0 percent over the then-record sales in the fourth quarter of 1997 of $375,123,000. Sales of the TITAN 5500 system and MartisDXX system drove the increase over sales in the fourth quarter of 1997. Net earnings for the quarter were $121,017,000, a 49.5 percent increase over 1997 earnings of $80,943,000. Diluted earnings per share were 30 cents for the fourth quarter of 1998 and 20 cents for the fourth quarter of 1997, due largely to the record sales in 1998.

The gross profit margin for 1998 was 58.6 percent versus 59.5 percent in 1997. The decrease resulted primarily from increased costs related to customer service activities.

As a percentage of sales, operating expenses decreased to 27.6 percent, a 2.1 percent decrease when compared with 1997, excluding the aforementioned asset impairment charge and merger costs. Overall, operating expenses in 1998 (excluding the asset impairment charge and merger costs) increased 23.6 percent when compared with 1997. Contributing to the overall increase were the continued worldwide research and development of products and expansion of service and support capabilities.

Other income was $68,901,000 in 1998, compared with $24,002,000 in 1997. Included in the results of both 1998 and 1997 were gains on the sale of stock held as an investment. The gain in 1997 was $20,803,000, while the gain on the stock sale, along with the settlement of related hedge contracts, was $73,374,000 in 1998. Other income in 1998 also included foreign exchange losses of $4,057,000, compared with foreign exchange gains of $1,933,000 during 1997. The strength of the U.S. dollar and Swedish krona versus the Finnish markka, the strength of the U.S. dollar versus the Irish punt during 1997, and the subsequent weakening of the same currencies in 1998 caused the swing in the foreign exchange income. Interest income in 1998 contributed $24,511,000 to income, a 76.7 percent increase, compared with $13,871,000 in 1997. This increase was primarily due to higher average cash balances throughout the year.

The effective tax rate was 32.3 percent for 1998 and 34.0 percent for 1997. The decrease in the 1998 effective tax rate is primarily due to the tax benefits associated with contributions to the Tellabs Foundation, as well as the asset impairment charge at the Company's Wireless Systems Division. The Company's 1998 and 1997 effective tax rates reflect the benefits of lower foreign tax rates as compared with the U.S. federal statutory rate.

Results of Operations, 1997 vs. 1996

Sales during 1997 hit a then all-time-record high as they exceeded the $1 billion mark to reach $1,277,241,000, surpassing 1996's previous record sales of $923,406,000. The 1997 sales growth of 38.3 percent was driven by increased sales worldwide. Sales within the United States grew by 36.9 percent, primarily as the result of the continued strong sales of the TITAN 5500 digital cross-connect system. Sales outside the United States, which grew by 41.0 percent, were driven by the MartisDXX managed access and transport system.

Digital cross-connect sales for 1997 of $692,507,000 represented an increase of $213,333,000 over those of the previous year. Sales of the TITAN 5500 digital cross-connect system grew by almost 54 percent and continued to drive this product group in response to the continued demand for the transport of increasing quantities of voice, data and multimedia information across telecommunications networks worldwide. The digital cross-connect group accounted for approximately 56 percent of total product sales.

The managed digital networks area exceeded 1996 sales by 39 percent, reaching $321,980,000. The continued expansion of MarisDXX system sales, fueled by the addition of 53 new customers in 1997, helped drive the $96,960,000 increase in sales to reach a then-record $298,158,000. As was expected, the remaining products in this group, such as the CROSSNET data multiplexer and 33X packet switch products, experienced decreases in their sales over those of the previous year.

Sales of network access products rebounded in 1997 to exceed 1996 by $43,796,000. The increase was again driven by digital echo canceller sales, combined with late-1997 sales of the CABLESPAN 2300 universal telephony distribution system. With the exception of the continued strength of echo canceller sales and the emergence of the CABLESPAN system, this product group continued to decrease as a percent of total product sales.

Net earnings for 1997 were a then-record $275,302,000, up 115.8 percent from 1996 earnings of $127,547,000. The 1997 earnings included the gain on the sale of stock held as an investment in the amount of $20,803,000 ($13,855,000 after tax), while the 1996 earnings included a one-time , net-of-tax charge of $54,100,000 for acquired in-process research and development related to the acquisition of the Wireless Systems Division (see Note 3). Excluding the effects of these items, net earnings for the year increased $79,800,000, primarily as the result of the record sales being only partially offset by increased operating expenses and income taxes. Diluted earnings per share were 69 cents in 1997, compared with 33 cents in 1996.

Sales during the fourth quarter of 1997 were a then-record $375,123,000, continuing the Company's typically strong fourth-quarter sales trend. Sales of the TITAN 5500 system and MartisDXX system led the 29.8 percent sales increase over the 1996 fourth quarter. Net earnings for the quarter were $80,943,000, a 29.9 percent increase over 1996 earnings of $62,304,000.

The gross profit margin for 1997 increased again to a then-record level of 59.5 percent versus the previous record of 57.7 percent achieved in 1996. This improvement reflected both the sales of higher-margin products, including software sales and hardware expansions, and the benefits provided by the Company's highly productive and efficient manufacturing operations.

Operating expenses increased 38.5 percent during 1997, excluding the one-time charge to earnings for the acquired in-process research and development. Contributing to the overall increase were the higher full-year expenses of the Tellabs Wireless Systems Division and Tellabs Transport Group; the expenses of the Tellabs Optical Network Group; the continuing worldwide research and development of products; the expansion of service and support capabilities; and the expenses incurred as part of the implementation of the Company's new globally integrated information system. As a percentage of sales, total 1997 operating expenses remained virtually unchanged when compared to 1996 (excluding the one-time charge).

Interest income increased to $13,871,000 in 1997, a 73.8 percent increase, compared with $7,983,000 in 1996. This increase was primarily due to higher average cash balances throughout the year. Interest expense for 1997 of $432,000 decreased by $890,000 from 1996 expense of $1,322,000. The expense incurred in 1996 was primarily related to the bank debt used to partially finance the Wireless Systems Division acquisition. The debt was entirely repaid by the fourth quarter of 1996.

Other income was $24,002,000 for 1997, compared with $141,000 during 1996. The majority of the increase represented the gain of $20,803,000 on the sale of the stock held as an investment. In addition, foreign exchange gains of $1,933,000 were recorded during 1997 versus losses of $273,000 during 1996. The 1997 foreign exchange gains were the result of the strengthened U.S. dollar and Swedish krona versus the Finnish marrka and the strength of the U.S. dollar versus the Irish punt. The losses in 1996 were the result of a weakened U.S. dollar against the Finnish markka and Irish punt.

The effective tax rate was 34.0 percent for 1997 and 33.0 percent for 1996. The increase in the effective tax rate for 1997 was primarily due to the increase in domestic taxable income and the reduction of foreign tax rate benefits. The 1997 effective tax rate reflected adjustments from the federal statutory rate attributable to the benefits of foreign tax rates, the merger of Finnish subsidiaries, and tax credits offset by state taxes.

Liquidity

The Company has never paid a cash dividend, and current policy is to retain earnings to provide funds for the operation and expansion of the business. The Company does not anticipate paying cash dividends in the foreseeable future.

Net working capital at January 1, 1999, was $1,048,984,000, compared with net working capital of $684,801,000 at January 2, 1998. The Company's current ratio at January 1, 1999, was 5.8 to 1. The increase in net working capital is primarily due to the Company's record earnings. Management believes this level of working capital will be adequate to meet the Company's liquidity needs related to normal operations both currently and in the foreseeable future. Sufficient resources exist to support the Company's growth either through currently available cash, through cash generated from future operations, or through additional short-term or long-term financing.

Cash flows from operating activities during 1998 provided the Company with approximately $241,361,000. Accounts receivable, net of allowance, at the end of 1998 increased $180,710,000 from the balance of the previous year, due primarily to high sales volume in the fourth quarter of 1998. Total inventory levels increased by $29,964,000 from 1997 levels but decreased as a percentage of total current assets. During the second quarter of 1998, the Company determined that the value of the assets acquired as part of the 1996 acquisition of the Company's Wireless System Division was impaired, resulting in a write-down of assets totaling $24,793,000, including goodwill and intangible assets.

The Company's holdings in marketable securities increased by $32,866,000 during 1998 despite the significant decrease in the balance of a certain investment due to the partial sale of this investment, as well as a decrease in market value of the remaining portion of the investment. The Company also invested approximately $80,625,000 during 1998 in property, plant and equipment (exclusive of acquisitions). These additions primarily consisted of the Company's continued expansion of manufacturing and research and development capacity worldwide.

Current liabilities decreased during 1998 to $219,889,000 from $233,766,000 at the end of 1997, increases in accounts payable, accrued compensation, and income taxes payable were offset by a decrease in the Company's deferred income tax liability due to the partial sale and devaluation of a certain investment. Common stock outstanding increased by approximately 5,301,000 shares primarily due to stock issued to NetCore employees and exercises of employee stock options.

Year 2000 Readiness

The Company continues to address its readiness for Year 2000 issues. At the end of the third quarter of 1999, the Company believes, based on its test plans, all products currently available for sale are Year 2000 ready. Some older versions of software for some products are not Year 2000 ready; however, current software releases available for sale for such products are Year 2000 ready. Some products still in use by customers utilize older software versions. The Company does not believe this issue will have a material effect on the Company. The Company's critical information technology (IT) systems and non-IT systems are fully compliant. Potentially non-compliant systems consist only of non-critical systems, which are expected to be compliant by November 1999. Based on its efforts to date, the Company has not incurred any material costs and does not expect to incur any future material costs in addressing the Year 2000 issue related to either its products or its systems, both IT and non-IT. The Company currently believes that the most reasonably likely worst-case scenario that could result from its potential non-compliance will be limited to minor personnel productivity inefficiencies caused by the need for alternative processes and procedures rather than systematic or long-term problems affecting its business operations as a whole.

The Company has devoted and will continue to devote the resources necessary to ensure that all Year 2000 issues are properly addressed. However, there can be no assurance that all Year 2000 issues are detected. The Company has been surveying significant customers, suppliers and other third parties to determine their Year 2000 compliance status. To date, based on responses received, the Company believes that no material Year 2000 issues exist with a third party. However, there is still uncertainty surrounding the broader effect of the Year 2000 issue on the Company and its significant third parties. For example, failure of public utilities, government agencies and other providers of infrastructure services could cause disruptions in the Company's normal operations in the areas affected. The Company is currently in the process of developing contingency plans designed to mitigate any potential business interruptions that could arise from Year 2000 related issues.

Actual outcomes and results could be affected by other factors, including, but not limited to, the continued availability of skilled personnel, cost control, the ability to locate and remedy software code problems, critical suppliers and subcontractors meeting their commitments to be Year 2000 ready, and timely actions by customers. The most current information about Year 2000 readiness for Tellabs' products is available on our web site at www.tellabs.com.

Forward-Looking Statements

Except for historical information, the matters discussed or incorporated by reference in this Report on Form 8-K are forward-looking statements that involve risks and uncertainties . Such risks and uncertainties include, but are not limited to, economic conditions; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; research and new product development; protection of and access to intellectual property, patents and technology; ability to attract and retain highly qualified personnel; availability of components and critical manufacturing equipment; Year 2000 readiness; facility construction and start-ups; the regulatory and trade environment; availability and terms of future acquisitions; uncertainties relating to the synergies, charges, and expenses associated with business combinations and other transactions; and other risks that may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company's actual future results could differ materially from those discussed here. The Company undertakes no obligation to revise or update these forward-looking statements.

Management Statement of Financial Responsibility

The financial statements of Tellabs, Inc. and Subsidiaries have been prepared under the direction of management in conformity with generally accepted accounting principles. In the opinion of management, the financial statements set forth a fair presentation of the consolidated financial condition of Tellabs, Inc., and Subsidiaries at January 1, 1999, and January 2, 1998, and the consolidated results of its operations for the years ended January 1, 1999, January 2, 1998, and December 27, 1996.

The Company maintains accounting systems and related internal controls which, in the opinion of management, provide reasonable assurances that transactions are executed in accordance with management's authorization, that financial statements are prepared in accordance with generally accepted accounting principles, and that assets are properly accounted for and safeguarded.

Ethical decision-making is fundamental to the Company's management philosophy. Management recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted to the highest standards of personal and corporate conduct. Employee awareness of these objectives is achieved through key written policy statements and training.

The Board of Directors has appointed two of its non-employee members as an Audit Committee. This committee meets periodically with management and the independent auditors, who have free access to this committee without management present, to discuss the results of their audit work and their evaluation of the internal control structure and the quality of financial reporting.

/s Michael J. Birck Michael J. Birck President and Chief Executive Officer, Tellabs, Inc. November 8, 1999	/s Peter A. Guglielmi Peter A. Guglielmi Executive Vice President, Chief Financial Officer and Treasurer, Tellabs, Inc. November 8, 1999

Report of Independent Auditors

The Board of Directors and Stockholders of
Tellabs, Inc.

We have audited the accompanying consolidated balance sheets of Tellabs, Inc. and Subsidiaries as of January 1, 1999 and January 2, 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Tellabs, Inc. and Subsidiaries for the year ended December 27, 1996, were audited by other auditors whose report dated November 5, 1999, expressed an unqualified opinion on those statements. We did not audit the financial statements of Coherent Communications Systems Corporation, which statements reflect total assets of $55,467,000 as of December 31, 1997 and total revenues of $73,695,000, for the year ended December 31, 1997. We did not audit the financial statements of NetCore Systems, Inc., which statements reflect total assets of $17,533,564 and $10,732,094 as of December 31, 1998 and December 31, 1997, respectively, and total revenues of $0 and $0, for the years ended December 31, 1998 and December 31, 1997, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Coherent Communications Systems Corporation and NetCore Systems, Inc., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the 1998 and 1997 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tellabs, Inc. and Subsidiaries at January 1, 1999 and January 2, 1998, and the consolidated results of its operations and its consolidated cash flows for the years then ended in conformity with generally accepted accounting principles.

/s Ernst & Young, LLP
Chicago, Illinois
November 8, 1999

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
NetCore Systems, Inc.

In our opinion, the balance sheets and the related statements of operations, of redeemable convertible preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of NetCore Systems, Inc. (a development stage enterprise) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 and for each of the periods from inception (October 15, 1996) through December 31, 1996 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 1999

Independent Auditors' Report

The Board of Directors
Coherent Communications Systems Corporation:

We have audited the consolidated balance sheet of Coherent Communications Systems Corporation and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coherent Communications Systems Corporation and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s KPMG LLP
McLean, VA
January 23, 1998

Report of Independent Auditors

We have audited the accompanying consolidated balance sheets of Tellabs, Inc., and Subsidiaries as of December 27, 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

The consolidated financial statements as of December 27, 1996, and for the year then ended have been restated to reflect the poolings of interests with Coherent and NetCore Systems as described in Note 3 to the consolidated financial statements. We did not audit the 1996 financial statements of Coherent and NetCore Systems, which statements reflect total revenues of six percent for the year then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Coherent and NetCore Systems as of December 27, 1996, and for the year then ended, is based solely on the reports of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tellabs, Inc., and Subsidiaries at December 27, 1996 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s Grant Thornton, LLP
Chicago, Illinois
November 5, 1999

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended	Year Ended	Year Ended
(In thousands, except per-share data)	1/1/99	1/2/98	12/27/96
Net Sales	$1,704,210	$1,277,241	$ 923,406
Cost of sales	704,966	517,883	390,997
Gross Profit	999,244	759,358	532,409
Operating Expenses
Marketing	153,761	123,517	99,898
Research and development	220,026	171,189	113,656
Acquired in-process research and development	-	-	74,658
General and administrative	90,112	79,048	56,828
Asset impairment	24,793	-	-
Merger costs	12,991	-	-
Goodwill amortization	5,855	6,218	3,907
	507,538	379,972	348,947

Operating Profit	491,706	379,386	183,462
Other income (expense)
Interest income	24,511	13,871	7,983
Interest expense	(361)	(432)	(1,322)
Other	68,901	24,002	141
	93,051	37,441	6,802
Earnings Before Income Taxes	584,757	416,827	190,264
Income taxes	188,637	141,525	62,717
Net Earnings	$ 396,120	$ 275,302	$ 127,547

Earnings per Share	$ 1.00	$ 0.71	$ 0.33
Earnings per Share, Assuming Dilution	$ 0.98	$ 0.69	$ 0.33
Average number of common shares outstanding	394,546	388,155	381,319
Average number of common shares outstanding,
assuming dilution	404,760	399,234	391,123

The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)	1/1/99	1/2/98
ASSETS
Current Assets
Cash and cash equivalents	239,292	136,690
Investments in marketable securities	419,394	386,528
Accounts receivable, net of allowance of $10,709 and $3,987	480,620	299,910
Inventories
Raw materials	48,774	30,495
Work in process	23,276	16,174
Finished goods	50,374	45,791
	122,424	92,460
Other current assets	7,143	2,979
Total Current Assets	1,268,873	918,567
Property, Plant and Equipment
Buildings and improvements	129,822	109,233
Equipment	276,884	231,965
	406,706	341,198
Less: accumulated depreciation	159,684	133,511
	247,022	207,687
Land	9,065	9,140
	256,087	216,827
Goodwill, Net	55,559	62,586
Other Assets	64,606	50,962
Total Assets	1,645,125	1,248,942

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	63,953	51,737
Accrued liabilities
Compensation	49,541	40,992
Payroll and other taxes	15,943	7,788
Other	17,335	21,840
Total accrued liabilities	82,819	70,620
Deferred income taxes	-	49,613
Income taxes	73,117	61,796
Total Current Liabilities	219,889	233,766
Long-Term Debt	3,349	3,087
Other Long-Term Liabilities	18,164	14,870
Deferred Income Taxes	6,110	5,352
Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $.01 par value;
no shares issued and outstanding	-	-
Common stock: authorized 500,000,000 shares of $.01 par value;
397,406,554 and 392,105,984 shares issued and outstanding	1,987	1,961
Additional paid-in capital	223,079	156,606
Accumulated other comprehensive income
Cumulative translation adjustment	(9,207)	(27,901)
Unrealized net gains on available-for-sale securities	20,423	95,990
Total accumulated other comprehensive income	11,216	68,089
Retained earnings	1,161,331	765,211
Total Stockholders' Equity	1,397,613	991,867
Total Liabilities and Stockholders' Equity	1,645,125	1,248,942
The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended	Year Ended	Year Ended
(In thousands)	1/1/99	1/2/98	12/27/96
Operating Activities
Net earnings	396,120	275,302	127,547
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	59,370	49,082	33,983
Provision for doubtful accounts	7,572	1,494	2,157
Deferred income taxes	3,344	(4,790)	(23,772)
Gain on the sale of investments	(74,398)	(21,098)	(289)
Asset impairment charges	24,793	-	-
Merger costs	12,991	-	-
Acquired in-process research and development	-	-	74,658
Net changes in assets and liabilities,
net of effects from acquisitions:
Accounts receivable	(182,699)	(132,596)	(45,532)
Inventories	(31,352)	(13,674)	(7,966)
Other current assets	(216)	(429)	(503)
Long-term assets	(44,718)	(24,557)	(10,284)
Accounts payable	11,884	15,004	6,315
Accrued liabilities	12,119	9,553	14,825
Income taxes	41,913	62,780	14,368
Long-term liabilities	4,638	2,836	(120)
Net Cash Provided by Operating Activities	241,361	218,907	185,387
Investing Activities
Acquisition of property, plant and equipment, net	(80,625)	(90,219)	(66,969)
Payments for purchases of marketable securities	(710,100)	(322,227)	(130,197)
Proceeds from sales and maturities of marketable securities	632,569	217,530	99,931
Payments for acquisitions, net of cash acquired	(16,941)	(7,821)	(91,732)
Net change in loan receivable	1,000	-	1,303
Net Cash Used for Investing Activities	(174,097)	(202,737)	(187,664)
Financing Activities
Proceeds from issuance of common stock	32,770	20,418	13,760
Proceeds from notes payable	768	407	40,000
Payments of notes payable	(250)	(34)	(42,949)
Net Cash Provided by Financing Activities	33,288	20,791	10,811
Effect of Exchange Rate Changes on Cash	2,050	(5,242)	600
Net Increase in Cash and Cash Equivalents	102,602	31,719	9,134
Cash and Cash Equivalents at Beginning of Year	136,690	104,971	95,837
Cash and Cash Equivalents at End of Year	239,292	136,690	104,971
Other Information
Interest paid	253	345	1,288
Income taxes paid	148,188	84,982	71,862

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

			Accumulated
		Additional	Other
	Common	Paid-In	Comprehensive	Retained
(In thousands)	Stock	Capital	Income	Earnings	Total
Balance at December 29, 1995	941	81,537	7,890	363,313	453,681
Comprehensive income:
Net earnings				127,547	127,547
Other comprehensive income, net of tax:
Unrealized holding gains on marketable securities arising during period (net of deferred income taxes of $14,384)			21,551		21,551
Less: reclassification adjustment for gains included in net earnings (net of deferred income taxes of $32)			(48)		(48)
Net unrealized holding gains on marketable securities	-	-	21,503	-	21,503
Foreign currency translation adjustment			(3,905)		(3,905)
Comprehensive income					145,145
Stock options exercised	14	23,993			24,007
Issuance of common stock	20	5,558			5,578
Employee stock awards		76			76
Stock split	951			(951)	-
Balance at December 27, 1996	1,926	111,164	25,488	489,909	628,487
Comprehensive income:
Net earnings				275,302	275,302
Other comprehensive income, net of tax:
Unrealized holding gains on marketable securities arising during period (net of deferred income taxes of $58,492)			87,787		87,787
Less: reclassification adjustment for gains included in net earnings (net of deferred income taxes of $8,916)			(13,348)		(13,348)
Net unrealized holding gains on marketable securities	-	-	74,439	-	74,439
Foreign currency translation adjustment			(31,838)		(31,838)
Comprehensive income					317,903
Issuance of common stock	14	8,284			8,298
Stock options exercised	21	36,373			36,394
Stock retention programs		427			427
Employee stock awards		358			358
Balance at January 2, 1998	1,961	156,606	68,089	765,211	991,867
Comprehensive income:
Net earnings				396,120	396,120
Other comprehensive income, net of tax:
Unrealized holding gains on marketable securities arising during period (net of deferred income taxes of $22,508)			(33,566)		(33,566)
Less: reclassification adjustment for gains included in net earnings (net of deferred income taxes of $27,968)			(42,001)		(42,001)
Net unrealized losses gains on marketable securities	-	-	(75,567)	-	(75,567)
Foreign currency translation adjustment			18,694		18,694
Comprehensive income					339,247
Stock options exercised	17	49,148			49,165
Stock retention programs		348			348
Employee stock awards		414			414
Issuance of common stock	9	16,563			16,572
Balance at January 1, 1999	1,987	223,079	11,216	1,161,331	1,397,613

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Business
Operating in one business segment, the Company and its Subsidiaries design, assemble, market and service a diverse line of electronic communications equipment used in public and private networks worldwide.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. As more fully described in Note 3, the Company completed mergers with NetCore Systems, Inc. ("NetCore") and Coherent Communications Systems Corporation ("Coherent") in August 1999 and August 1998, respectively. These mergers have been accounted for as poolings of interests. The consolidated financial statements give retroactive effect to the mergers for all periods presented.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Fair Value of Financial Instruments
The Company's financial instruments include cash and cash equivalents, marketable securities, cost-basis investments, and long-term debt. The carrying value of the cash and cash equivalents and long-term debt approximates their estimated fair values based upon quoted market prices. The fair value of investments in marketable securities is estimated based on quotes from brokers or current rates offered for instruments with similar characteristics.

Inventories
Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property, Plant and Equipment
Property, plant and equipment is recorded at cost. Depreciation is computed using both the declining-balance and straight-line methods. Buildings are depreciated over 25 to 40 years, improvements over 7 years and equipment over 3 to 10 years.

Stock Options
Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," the Company continues to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for its fixed stock option plan grants.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases at enacted tax rates when such amounts are expected to be realized or settled.

Goodwill
On an ongoing basis, management reviews the valuation and amortization of goodwill. As part of this review, the Company estimates the value and future benefits of the net earnings generated by the related assets to determine that no impairment has occurred. Goodwill is amortized over terms ranging from 7 to 20 years using the straight-line method. The accumulated amortization of goodwill was approximately $19,677,000 and $15,354,000 at January 1, 1999, and January 2, 1998, respectively.

Revenue Recognition
The Company recognizes revenue at the date of shipment or when services are performed.

Earnings Per Share
In accordance with SFAS No. 128, "Earnings Per Share," earnings per share are based on both the weighted-average number of shares and the weighted-average shares adjusted for assumed conversions of stock options. (See Note 12.) On April 21, 1999, and on October 24, 1996, the Company declared 2-for-1 stock splits, payable in the form of a 100 percent stock dividend. All references to the number of common shares and per-share amounts have been retroactively restated to give effect to the stock dividends and the SFAS No. 128 accounting treatment.

Foreign Currency Translation
The financial statements of the Company's subsidiaries are generally measured using the local currency as the functional currency. Accordingly, the effect of translating a subsidiary's stockholders' equity into U.S. dollars is recorded as a cumulative translation adjustment in the Consolidated Balance Sheets.

Foreign Exchange
Foreign currency transaction gains and losses resulting from changes in exchange rates are recognized in "Other income (expense)." Net gains (losses) of ($4,057,000), $1,933,000 and ($273,000) were recorded in 1998, 1997 and 1996, respectively.

Fiscal Year
The Company operates on a 52-53 week fiscal year. The year ended January 2, 1998, contains 53 weeks, while all other years presented contain 52 weeks. The financial statement effect is not significant.

2. New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company has adopted SFAS No. 130 and has incorporated its requirements into this annual report.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company has adopted SFAS No. 131 and has provided the disclosures needed to conform with its requirements. (See Note 9.)

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on the accounting treatment of costs related to software obtained or developed for internal use. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company has evaluated the requirements of SOP 98-1 and believes that it will have no material impact on the Company's reported consolidated results of operations, financial position, or cash flows.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". This statement defers the effective date of SFAS No. 133. As a result, SFAS No. 133 will not be effective for the Company until the year 2001. The Company is in the process of evaluating the impact of the reporting requirements of SFAS No. 133.

3. Business Combinations

In August 1999, the Company merged with NetCore, a developer of carrier-class IP routing and ATM switching solutions, in a transaction accounted for as a pooling of interests. The Company issued approximately 8,868,000 shares of its common stock in exchange for all the outstanding common and preferred shares of NetCore.

In August 1998, the Company acquired all of the outstanding shares of Coherent, a developer, manufacturer and marketer of voice-quality enhancement products for wireless (including digital cellular and personal communication systems), satellite-based, cable communication, and wireline telecommunications systems throughout the world, in a transaction accounted for as a pooling of interests. The Company issued approximately 22,424,000 shares of its common stock to Coherent shareholders in exchange for all outstanding Coherent shares. In 1998, the Company recognized a pre-tax charge of $12,991,000 for costs related to the Coherent merger and an unsuccessful merger attempt with CIENA Corporation.

The company has restated all prior consolidated financial statements presented to include the combined operating results, financial position and cash flows of NetCore and Coherent as though they had been a part of the Company.

No material adjustments were recorded to conform the accounting policies of Tellabs, Coherent and NetCore. Certain reclassifications and adjustments were made to conform the Tellabs, Coherent and NetCore presentations, including the reclassification of costs related to the generation of customer service revenue from "Operating Expenses" to "Cost of Sales" and the the conversion of NetCore redeemable convertible preferred shares to common shares outstanding, for all periods presented, at the applicable exchange rates.

The following table shows the historical results of operations of Tellabs and the restated combination of Coherent and NetCore for the periods prior to the consummation of the merger between the companies:

(in thousands)	Year Ended 1/1/99	Year Ended 1/2/98	Year Ended 12/27/96
Revenue:
Tellabs	$1,660,102	$1,203,546	$868,975
Coherent	44,108*	73,695	54,431
NetCore	-	-	-
Consolidated total, as restated	$1,704,210	$1,277,241	$923,406

Net earnings (loss):
Tellabs	$398,328	$263,689	$117,965
Coherent	4,698*	13,979	9,748
NetCore	(11,029)	(3,882)	(270)
Reversal of NetCore Deferred Tax Valuation Allowance	4,123	1,516	104
Consolidated total, as restated	$396,120	$275,302	$127,547

*Represents 1998 revenues and earnings for Coherent prior to the consummation of the merger, Coherent's 1998 revenues and earnings after the consummation of the merger were included in Tellabs consolidated operating results.

In April 1996, the Company acquired all of the outstanding shares of Steinbrecher Corporation (the Tellabs Wireless Systems Division), a developer, manufacturer and marketer of wideband wireless communications systems. The Tellabs Wireless Systems Division was acquired to provide the Company entry into the wireless local loop market. This acquisition has been recorded using the purchase method of accounting, and, accordingly, the accompanying financial statements include the results of its operations since the acquisition date. The allocation of the purchase price was as follows:

(In thousands)
Fair value of assets acquired	$103,944
Costs in excess of fair value	6,865
Liabilities assumed	(33,555)
Cash paid for acquisition	$77,254

During 1998, the Company decided not to pursue the wireless local loop market. Accordingly, the assets of the Tellabs Wireless Systems Division were determined to be impaired. This determination resulted in a $24,793,000 write-down of these assets and the related goodwill to fair market value.

During the three years ended January 1, 1999, the Company made a number of purchase acquisitions. Pro forma results of operations have not been presented because the effects of these acquisitions were not material on either an individual or aggregated basis.

4. Investments

Available-for-sale marketable securities are accounted for at market prices with the unrealized gain or loss, net of deferred income taxes, shown as a separate component of stockholders' equity. At January 1, 1999, and January 2, 1998, they consisted of the following:

(In thousands)	Amortized Cost	Unrealized Gain/(Loss)	Market Value
1998
State and municipal securities	$72,174	$1,084	$73,258
Preferred and common stocks	49,312	31,324	80,636
U.S. government and agency debt obligations	76,802	(21)	76,781
Corporate debt obligations	44,423	(247)	44,176
Foreign government debt obligations	143,882	661	144,543
	$386,593	$32,801	$419,394
1997
State and municipal securities	$36,863	$363	$37,226
Preferred and common stocks	21,257	158,727	179,984
U.S. government and agency debt obligations	38,055	522	38,577
Corporate debt obligations	24,271	268	24,539
Foreign government debt obligations	106,031	169	106,200
	$226,477	$160,049	$386,526

In 1998, the Company sold stock of a certain investment and related hedge contracts for a pre-tax gain of $73,374,000. The Company also sold stock of the same investment in 1997 for a pre-tax gain of $20,803,000.

During 1998 and 1997, the Company contributed $13,100,000 and $8,500,000, respectively, in the form of stock from a certain investment to the Tellabs Foundation.

5. Financial Instruments

The Company conducts business on a global basis in several major currencies. Foreign currency risk is managed through the use of forward exchange contracts to hedge nonfunctional currency receivables and payables that are expected to be settled in less than one year. The Company does not enter into forward exchange contracts for trading purposes.

The foreign currency forward exchange contracts are primarily used to manage exposure to changes in the Finnish markka and Irish punt exchange rates. Gains and losses on the contracts are accounted for under the accrual method, with market value gains and losses on the contracts being recognized and combined with offsetting foreign exchange gains or losses on the net foreign accounts receivable and payable. Net losses on forward exchange contracts were $339,000, $3,794,000 and $1,971,000 for 1998, 1997 and 1996, respectively.

The table below presents a summary of the notional and fair values of forward contracts by currency at January 1, 1999. The notional amounts are U.S. dollar values of the agreed-upon amounts in each foreign currency that will be delivered to a third-party on the agreed-upon date.

(In thousands)	Notional Amount	Fair Value
Forward contracts at January 1, 1999:
Related forward contracts to sell foreign currencies for Finnish markka	$119,218	$120,998
Related forward contracts to sell foreign currencies for Irish punts	8,336	8,325
Total	$127,554	$129,323

6. Employee Benefit and Retirement Plans

The Company maintains a defined contribution 401(k) savings plan ("401(k) plan") for the benefit of eligible employees. Under the 401(k) plan, a participant may elect to defer a portion of annual compensation. Matching contributions equal to the first 3 percent of annual compensation were made by the Company for all eligible participants. The Company's Board of Directors may authorize discretionary contributions to the 401(k) plan, for which no amounts were authorized in 1998, 1997 or 1996. Contributions to the 401(k) plan are immediately vested in plan participants' accounts. The Company maintains similar plans for the benefit of eligible employees at its Finland, Ireland, and Coherent subsidiaries.

The Company maintains defined contribution retirement and profit-sharing plans for the benefit of eligible employees. Under both plans, the Company's contributions totaled 5 percent of eligible annual compensation for each eligible participant in 1998 and 1997, and 4 percent in 1996. No part of the contributions is vested until after a service period of five years, at which time the participant is fully vested. The Company's contributions to the profit sharing plan, which were 0.5 percent of eligible annual compensation in 1998 and 1997 and 0.4 percent in 1996, are maintained as part of the 401(k) plan.

Company contributions to the 401(k) savings and profit-sharing plans were $10,646,000, $9,423,000 and $6,971,000 for 1998, 1997 and 1996, respectively. Company contributions to the retirement plan were $6,166,000, $5,559,000 and $3,665,000 for 1998, 1997 and 1996, respectively.

The Company provides a deferred compensation plan that permits certain officers and management employees to defer portions of their compensation. Unless the plan is amended by the Company, the deferred amounts earn an annual interest rate of 12 percent during the term of the plan. The liabilities for the deferred salaries plus interest are included in "Other Long-Term Liabilities."

The Company maintains an employee stock purchase plan. Under the plan, employees elect to withhold a portion of their compensation to purchase the Company's common stock at fair market value. The Company matches 15 percent of each employee's withholdings. Compensation expense is recognized for the amount that the Company contributes to the plan through its matching of participant withholdings.

The Company has a program to award shares of the Company's common stock to employees in recognition of their past service. Each full-time employee who has worked for a continuous 5-, 15- or 20-year period is awarded 10, 25 or 50 shares, respectively. When an employee stock award is granted, compensation expense is charged for the fair market value of the shares issued.

The Company has a number of employee retention programs under which certain employees, primarily as a result of the Company's acquisitions, are entitled to a specific number of shares of the Company's stock over a two-year vesting period.

7. Stock Options

At January 1, 1999, the Company had ten stock-based compensation plans, which are described below. The Company applies APB Opinion No. 25 and its related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plan grants. Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated in the following chart:

(In thousands, except per-share data)	1998	1997	1996
Net earnings
As reported	$396,120	$275,302	$127,547
Pro forma	$373,513	$261,496	$120,362
Earnings per common share
As reported	$1.00	$0.71	$0.33
Pro forma	$0.95	$0.67	$0.32
Earnings per common share, assuming dilution
As reported	$0.98	$0.69	$0.33
Pro forma	$0.92	$0.65	$0.31

These pro forma amounts may not be representative of future disclosures because the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1998, 1997 and 1996:

	1998	1997	1996
Expected volatility	64.6%	52.1%	51.2%
Risk-free interest rate	4.9%	6.2%	6.0%
Expected life	4.3 yrs.	4.3 yrs.	4.0 yrs.
Expected dividend yield	0.0%	0.0%	0.0%

The Company's 1984 Incentive Stock Option Plan is a tax-qualified plan that provides for 9,600,000 shares of common stock to be reserved for options that may be issued under the plan. The plan also provides that the option price shall be the market value of the Company's shares as of the date of grant, except for options granted to holders of 10 percent or more of the outstanding shares, in which case the option price shall be 110 percent of the market value of the Company's shares as of the date of grant. All options under the plan have been granted.

The Company's 1986 Non-Qualified Stock Option Plan provides for 24,000,000 shares of common stock to be reserved for options that may be issued under the plan. The plan provides that the option price shall be the market value of the Company's shares as of the date of grant. All options under the plan have been granted.

The Company's 1987 Stock Option Plan for Non-Employee Corporate Directors provides for the non-discretionary grant of options to non-employee directors of the Company to purchase a combined maximum of 2,400,000 shares of common stock, at a per-share price not less that the market value of the Company's shares on the date of grant. The plan provides that each non-employee director, on the date such person becomes a non-employee director, will be granted options to purchase 10,000 shares of common stock and, provided such person is still serving as a non-employee director, will automatically be granted options to purchase 6,000 additional shares of common stock each year thereafter on the anniversary of the last day of the month in which the initial options were granted. Options granted under the 1987 plan expire five years from the grant date.

The Company's 1989 Stock Option Plan provides for 24,000,000 shares of common stock to be reserved for options that may be issued under the plan. The plan allows grants to employees of incentive or non-qualified options for up to 24,000,000 shares and up to 24,000,000 stock appreciation rights ("SARs"). The SARs may be granted in conjunction with, or independently of, the options under the plan. The plan provides that the option price and the SAR price shall be the market value of the Company's shares as of the date of grant. At January 1, 1999, 3,048,000 SARs with grant prices ranging from $0.38 to $0.54 and 5-year terms and 1,609,040 SARs with grant prices of $0.76 to $35.75 and 10-year terms had been granted. As of that date, a total of 4,433,496 SARs had been exercised and 32,700 had been canceled, leaving 190,844 outstanding.

The Company's 1991 Stock Option Plan provides for 12,000,000 shares of common stock to be reserved for options that may be issued under the plan. The plan allows grants to employees of incentive or non-qualified options for up to 12,000,000 shares. The plan provides that the option price shall be the market value of the Company's shares as of the date of grant.

The Company's 1994 Stock Option Plan provides for 16,000,000 shares of common stock to be reserved for options that may be issued under the plan. The plan allows grants to employees of incentive or non-qualified options. The plan provides that the option price shall be the market value of the Company's shares as of the date of grant.

The Company's 1998 Stock Option Plan provides for 16,000,000 shares of common stock to be reserved for options that may be issued under the plan, allowing grants to employees of incentive or non-qualified options for up to 16,000,000 shares and up to 16,000,000 SARs. The SARs may be granted in conjunction with, or independently of, the options under the plan. The plan provides that the option price shall be the market value of the Company's shares as of the date of grant.

The Company's 1982 and 1993 Stock Option Plans provide for 1,266,346 shares of common stock to be reserved for options that may be issued under the plans. The plans were acquired in 1998 through the merger with Coherent. No further awards may be made under the plans.

The Company's 1997 Stock Option Plan provides for 294,953 shares of common stock to be reserved for options that may be issued under the plan. The plan was acquired in 1999 through the merger with NetCore. No further awards may be made under the plan.

In July 1996, the Company began a Global Option Program ("the Program"), under which all full-time employees below director level as of July 8, 1996, were granted non-qualified options or SARs to purchase 800 shares plus 40 shares for each year of service. The grants were dated July 22, 1996, with a price of $14.32. The options were granted from the 1994 Plan and the SARs from the 1989 Plan. In 1997, the Company continued the Program by granting 400 nonqualified options or SARs to all full-time employees below director level hired from July 9, 1996, through October 24, 1997. All such grants were dated October 24, 1997, with a price of $25.25. On an ongoing basis, the Program allows that any employee below director level hired after October 24, 1997, will receive a grant of 200 non-qualified options or SARs dated the last day of the fiscal quarter in which the employee is hired. In October 1998, the Company continued the Program by granting non-qualified options or SARs to purchase 400 shares to all full-time employees below the management level. The grants were dated October 8, 1998, with a price of $17.13. The options were granted from various plans and the SARs from the 1989 Plan.

Unless the option agreements provide otherwise, options or SARs granted under the 1982, 1984, 1986, 1989, 1991, 1993, 1994, 1997 and 1998 plans become exercisable on a cumulative basis at a rate of 25 percent on each of the first through fourth anniversaries of the grant date. Unless the option agreements provide otherwise, options under the 1986 plan terminate at the end of five years after the grant; options under the 1982 and 1993 plans terminate at the end of seven years after the grant; and options or SARs granted under the 1984, 1989, 1991, 1994, 1997 and 1998 plans terminate at the end of 10 years after the grant.

A summary of the status of the Company's options plans as of January 1, 1999, January 2, 1998, and December 27, 1996, and of changes during the years ending on these dates is presented in the following chart:

	1998		1997		1996
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding- beginning of year	23,180,908	$10.35	23,654,374	$6.11	22,030,292	$2.42
Granted	5,671,550	15.30	4,330,670	26.52	6,859,720	15.06
Exercised	(3,482,878)	4.39	(4,193,256)	2.85	(4,666,958)	1.67
Forfeited	(703,213)	17.44	(610,880)	12.13	(568,680)	7.63
Outstanding-end of year	24,666,367	$12.12	23,180,908	$10.35	23,654,374	$6.11

Exercisable at end of year	12,693,171		12,916,806		11,970,314
Available for grant	16,194,352		5,824,996		9,190,792

Weighted-average fair value of options granted during the year	$10.24		$13.29		$7.14

Options Outstanding and Exercisable as of January 1, 1999, by Price Range:

		Outstanding		Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.02 - $0.77	4,364,735	3.21	$0.66	4,158,103	$0.69
$0.77 - $8.38	5,591,492	5.17	3.94	5,189,920	3.71
$8.50 - $14.32	5,045,352	7.20	14.16	2,317,462	14.10
$14.33 - $17.13	4,940,524	9.56	17.10	15,306	16.06
$17.19 - $44.50	4,724,264	8.28	24.94	1,012,380	24.52
$0.02 - $44.50	24,666,367	6.71	$12.12	12,693,171	$6.30

8. Income Taxes

	Year Ended	Year Ended	Year Ended
(In thousands)	1/1/99	1/2/98	12/27/96
Components of the Company's earnings
before income taxes are as follows:
U.S. source	$371,680	$247,386	$85,817
Non-U.S. source	213,077	169,441	104,447
Total	$584,757	$416,827	$190,264

The provision for income tax expense
(benefit) consists of the following:
Current:
Federal	$111,596	$84,816	$52,571
State	17,927	15,916	10,148
Foreign	57,381	44,117	23,681
	186,904	144,849	86,400

Deferred:
Federal	1,371	(3,684)	(23,804)
State and foreign	362	360	121
	1,733	(3,324)	(23,683)
Total	$188,637	$141,525	$62,717

	Ending Balance	Ending Balance
(In thousands)	1/1/99	1/2/98
Deferred tax assets (liabilities) for 1998 and
1997 consist of the following:

Deferred Tax Assets
Inventory reserves	$7,399	$5,755
Deferred employee benefit expenses	4,049	5,264
Deferred compensation plan	4,500	3,547
Accrued liabilities	5,595	3,452
NOL and research and development
credit carryforwards	6,497	22,919
Other	2,568	1,671
Gross deferred tax assets	30,608	42,608

Deferred Tax Liabilities
Unrealized gain on marketable securities	(13,299)	(63,914)
Depreciation	(16,352)	(14,830)
Amortizable intangibles	-	(4,026)
Other	(2,382)	(1,260)
Gross deferred tax liabilities	(32,033)	(84,030)
Valuation allowance	(905)	(13,542)
Net Deferred Tax Liability	$(2,330)	$(54,964)

	Year Ended	Year Ended	Year Ended
(In percentages)	1/1/99	1/2/98	12/27/96
Federal income taxes at the statutory rate are
reconciled with the Company's income tax
provision as follows:
Statutory U.S. income tax rate	35.0%	35.0%	35.0%
Foreign income taxes	(2.0)	(2.3)	(4.2)
Research and development credit	(0.8)	(0.9)	(1.1)
Tax benefits associated with merger of Finland subsidiaries	(0.5)	(0.7)	(1.8)
Benefit attributable to foreign sales corporation	(0.3)	(0.3)	(0.6)
State income tax, net of federal benefits	1.9	2.5	3.5
Charitable contribution	(0.8)	-	(1.5)
Acquired in-process research and development charge	-	-	2.9
Other - net	(0.2)	0.7	0.8
Effective Income Tax Rate	32.3%	34.0%	33.0%

The net deferred tax liability decreased to $2,329,000 at January 1, 1999, from $54,964,000 at January 2, 1998. The decrease in the deferred tax balance is primarily attributable to deferred taxes required for the mark-to-market adjustment in investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

The Company recorded deferred tax assets for the research and development credits and net operating loss carryforwards associated with the 1996 acquisition of the Tellabs Wireless Systems Division and the 1999 acquisition of NetCore Systems. The deferred tax assets were in the amount of approximately $6,497,000 at January 1, 1999, and $22,919,000 at January 2, 1998. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company had established a valuation allowance of $905,000 at January 1, 1999, and $13,542,000 at January 2, 1998, associated with the net operating losses and research and credit carryforwards of the acquisitions. In 1998, the Company determined the assets of the Tellabs Wireless Systems Division were impaired, resulting in the write-down of the assets including all related deferred tax items.

Deferred U.S. income taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because such earnings are considered to be permanently invested in those operations. The cumulative earnings of foreign subsidiaries were approximately $448,397,000 at January 1, 1999. The amount of unrecognized deferred tax liability for undistributed cumulative earnings of foreign subsidiaries at January 1, 1999, was approximately $61,601,000.

The net deferred tax liability decreased to $2,329,000 at January 1, 1999, from $54,964,000 at January 2, 1998. The decrease in the deferred tax balance is primarily attributable to deferred taxes required for the mark-to-market adjustment in investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

The Company recorded deferred tax assets for the research and development credits and net operating loss carryforwards associated with the 1996 acquisition of the Tellabs Wireless Systems Division and the 1999 acquisition of NetCore Systems. The deferred tax assets were in the amount of approximately $6,497,000 at January 1, 1999, and $22,919,000 at January 2, 1998. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company had established a valuation allowance of $905,000 at January 1, 1999, and $13,542,000 at January 2, 1998, associated with the net operating losses and research and credit carryforwards of the acquisitions. In 1998, the Company determined the assets of the Tellabs Wireless Systems Division were impaired, resulting in the write-down of the assets including all related deferred tax items.

Deferred U.S. income taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because such earnings are considered to be permanently invested in those operations. The cumulative earnings of foreign subsidiaries were approximately $448,397,000 at January 1, 1999. The amount of unrecognized deferred tax liability for undistributed cumulative earnings of foreign subsidiaries at January 1, 1999, was approximately $61,601,000.

9. Segment and Geographical Information

The Company manages its business in one operating segment.

Consolidated net sales by product group are as follows:

(In thousands)	1998	1997
Digital Cross-Connect Systems	$949,057	$692,507
Managed Digital Networks	415,665	321,890
Network Access Systems	231,326	190,846
Other	108,162	71,908
Total	$1,704,210	$1,277,241

Consolidated net sales by country, based on the location of the customers, are as follows:

(In thousands)	1998	1997
United States	$1,139,568	$823,787
Other Geographic Areas	564,642	453,454
Total	$1,704,210	$1,277,241

Long-lived assets by country are as follows:

(In thousands)	1998	1997
United States	$239,252	$222,244
Finland	103,342	89,301
Other Geographic Areas	33,658	18,830
Total	$376,252	$330,375

In 1998, a single customer accounted for approximately 11.9 percent of consolidated net sales; in 1997, another single customer accounted for approximately 10.9 percent of consolidated net sales. No single customer accounted for more than 10 percent of consolidated net sales in 1996.

10. Commitments

The Company and its subsidiaries have a number of operating lease agreements primarily involving office space, buildings and office equipment. These leases are non-cancelable and expire on various dates through 2012.

As of January 1, 1999, future minimum lease commitments under non-cancelable operating leases are as follows:

(In thousands)
1999	$16,174
2000	13,025
2001	9,783
2002	7,759
2003	3,198
2004 and thereafter	12,452
Total Minimum Lease Payments	$62,391

Rental expense for the years ended January 1, 1999, January 2, 1998, and December 27, 1996, was approximately $16,728,000, $9,609,000 and $6,493,000, respectively.

11. Long-Term Debt

Long-term debt of $3,349,000 and $3,087,000 at January 1, 1999, and January 2, 1998, respectively, is comprised of industrial revenue bonds and lines of credit. The industrial revenue bonds were issued on December 20, 1991, with the principal payable in October 2014. Interest is payable quarterly based on a variable interest rate set weekly based on market conditions for similar instruments. The effective rates for 1998, 1997 and 1996 were 3.47 percent, 3.71 percent and 3.51 percent, respectively. The debt is unsecured. The provisions of the loan agreement contain restrictive covenants, including a minimum net worth and debt-to-equity ratio.

Under the lines of credit, the long-term portion of this debt consisted of $499,000 and $237,000 at January 1, 1999, and January 2, 1998, respectively. The interest rate was 8.75% for 1998 borrowings and 8.25% for 1997 borrowings. Interest and principal is payable in 36 monthly installments. The debt is secured by the assets of the Company. The provisions of the agreement contain restrictive covenants.

12. Earnings Per Share

(In thousands, except per-share data)	1998	1997	1996
The following chart sets forth the computation of earnings per share:
Numerator:
Net earnings	$396,120	$275,302	$127,547
Denominator:
Denominator for basic earning per share - weighted-average shares	394,546	388,155	381,319
Effect of dilutive securities:
Employee stock options and awards	10,214	11,079	9,804
Denominator for diluted earnings per share- adjusted weighted-average shares and assumed conversions	404,760	399,234	391,123
Earnings per share	$1.00	$0.71	$0.33
Earnings per share, assuming dilution	$0.98	$0.69	$0.33

13. Quarterly Financial Data (unaudited)

Selected quarterly financial data for 1998 and 1997 are as follows:

(In thousands, except per-share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
1998
Net sales	$346,769	$407,721	$428,387	$521,333	$1,704,210
Gross profit	$201,088	$238,564	$247,995	$311,597	$999,244
Net earnings	$70,895	$121,127[1]	$83,081[2]	$121,017	$396,120
Earnings per share	$0.18	$0.31	$0.21	$0.31	$1.00*
Earnings per share, assuming dilution	$0.18	$0.30[1]	$0.21[2]	$0.30	$0.98*

1997
Net sales	$263,130	$310,469	$328,519	$375,123	$1,277,241
Gross profit	$155,097	$182,241	$192,473	$229,547	$759,358
Net earnings	$65,687[3]	$61,375	$67,297	$80,943	$275,302
Earnings per share	$0.17	$0.16	$0.17	$0.21	$0.71
Earnings per share, assuming dilution	$0.17[3]	$0.15	$0.17	$0.20	$0.69

*  The earnings-per-share computation for the year is a separate, annual calculation. Accordingly, the sum of the quarterly earnings-per-share amounts do not necessarily equal the earnings per share for the year.

1  Net earnings and earnings per share include a $24,793 pre-tax asset impairment charge at the Company's Wireless
   Systems Division and a $73,374 pre-tax gain on the sale of stock held as an investment and the settlement of related hedge contracts. Pro forma net earnings and earnings per share, assuming dilution, excluding these items, net of tax, would have been $88,345 and $0.22, respectively.

2  Net earnings and earnings per share include a $12,991 pre-tax charge for merger costs related to the merger with
   Coherent and the unsuccessful merger attempt with CIENA Corporation. Pro forma net earnings and earnings per share, assuming dilution, excluding these items, net of tax, would have been $91,850 and $0.23, respectively.

3  Net earnings and earnings per share include a $20,803 pre-tax gain on the sale of stock held as an investment. Pro forma net earnings and earnings per share, assuming dilution, excluding this item, net of tax, would have been
   $51,832 and $0.14, respectively.

14. Subsequent Event

In July 1999, the Company purchased Alcatel's DSC Communications businesses in Europe, a leading provider of managed, high-speed transport solutions based on Synchronous Digital Hierarchy and dense wavelength-division multiplexing technology, for approximately $110,000,000 in cash. The acquisition includes DSC Communications' European headquarters in Denmark, along with its business operations in Drogheda, Ireland; sales and support offices in England, India and Poland; and an interest in FIBCOM India Ltd., a joint venture with Indian Telephone Industries Ltd. in India. The acquisition is being accounted for as a purchase, and accordingly, the results of these acquired businesses will be included in the Company's financial statements from the date of acquisition.